FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number:         3235-0287 |
    obligations may continue.  See           | Expires:              PENDING |
    Instruction 1(b).                        | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

   Entman            Frederick
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   (Last)            (First)            (Middle)

   260 Tillou Road
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                     (Street)

   South Orange      New Jersey         07079
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   H Power Corp. ("HPOW")

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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)



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4. Statement for Month/Year

   March 2002

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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director                             [X] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)


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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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                        TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Mo/       (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
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Common Stock, $.001                                                                                                  In trust
par value per share        3/11/02      S              2,000       D        $2.50                           I        for Self
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Common Stock, $.001                                                                                                  In trust
par value per share        3/12/02      S              2,000       D        $2.50                           I        for Self
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Common Stock, $.001                                                                                                  In trust
par value per share        3/13/02      S              4,000       D        $2.65                           I        for Self
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Common Stock, $.001                                                                                                  In trust
par value per share        3/14/02      S              2,000       D        $2.60                           I        for Self
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Common Stock, $.001                                                                                                  In trust
par value per share        3/15/02      S              2,000       D        $2.55                           I        for Self
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Common Stock, $.001                                                                                                  In trust
par value per share        3/18/02      S              2,000       D        $2.57                           I        for Self
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Common Stock, $.001                                                                                                  In trust
par value per share        3/19/02      S              2,000       D        $2.55                           I        for Self
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Common Stock, $.001                                                                                                  In trust
par value per share        3/20/02      S              2,000       D        $2.55                           I        for Self
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Common Stock, $.001                                                                                                  In trust
par value per share        3/25/02      S              4,000       D        $2.65         35,035            I        for Self
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one person, see Instruction 4(b)(v).                                                   (over)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                           TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g. puts, calls, warrants, options, convertible securities)
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    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
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                                                                           Title &                             Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          & 4)           Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4, 5)        Exer-    Expir-           or No.   ity     End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation              of     (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
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Explanation of Responses:

              /s/ Frederick Entman                            April 9, 2002
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              ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.